Exhibit 1

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this news release.

Bell Canada announces approval of proposed amendments to its 1976 trust indenture

MONTRÉAL, November 12, 2021 – Bell Canada (“Bell”) announced today it has successfully completed the previously announced consent and proxy solicitation (the “Solicitation”) with respect to proposed amendments (the “Proposed Amendments”) to its trust indenture dated as of July 1, 1976 (as amended or supplemented, the “1976 Indenture”), pursuant to which the debentures listed below were issued (the “Debentures”).

The extraordinary resolution to approve the Proposed Amendments, described in Bell’s consent and proxy solicitation statement dated September 29, 2021 (the “Solicitation Statement”) was approved at the special meeting of the holders of Debentures held on November 12, 2021 by the favourable votes of holders of more than 66 2/3% of the outstanding principal amount of Debentures represented at the meeting.

Bell intends to execute a supplemental indenture to the 1976 Indenture pursuant to which the Proposed Amendments will become effective. As described in the Solicitation Statement, following the effectiveness of the Proposed Amendments, Bell will pay a fee to Debentureholders as at the record date who responded to the Solicitation to consent to or withhold consent from, or to vote for or against, the Proposed Amendments of $0.50 for each $1,000 principal amount of Debentures held under the 1976 Indenture.

Debentures under the 1976 Indenture

Series	CUSIP
10% Debentures, Series EH, due November 15, 2041	N/A
9.7% Debentures, Series EJ, due December 15, 2032	078149DK4
9.25% Debentures, Series EO, due May 15, 2053	078149DN8
10% Debentures, Series EU, due December 1, 2054	078149DR9
7% Debentures, Series EZ, due September 24, 2027	078149DW8

BMO Nesbitt Burns Inc. acted as the Solicitation Agent for the Solicitation. D.F. King Canada now part of TMX Group acted as the Information Agent for the Solicitation.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements about certain matters, including the Proposed Amendments and implementation thereof and the fee payment, that are not historical facts. A statement we make is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, project, strategy, target and other similar expressions or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, seek, should, strive and will. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Unless otherwise indicated by us, forward-looking statements contained in this news release describe Bell’s expectations as at the date hereof. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement made in this news release will materialize and we caution you against relying on any of these forward-looking statements. Forward-looking statements are provided herein for the purpose of informing Debentureholders about Bell’s plans with respect to the Proposed Amendments. Readers are cautioned, however, that such information may not be appropriate for other purposes.

Forward-looking statements made in this news release are based on a number of assumptions that Bell believed were reasonable on the day it made the forward-looking statements, including that the Proposed Amendments would have the effects described in the Solicitation Statement. If our assumptions turn out to be inaccurate, actual results or events could be materially different from what we expect. There is a risk that the Proposed Amendments, if implemented, may not ultimately have some or all of the effects anticipated by us.

Important factors that could cause actual results or events to differ materially from those expressed in or implied by Bell’s forward-looking statements made in this news release are disclosed in section 9 entitled “Business risks” of BCE’s annual MD&A for the year ended

December 31, 2020, as such disclosure has been updated in BCE’s 2021 First Quarter MD&A dated April 28, 2021, 2021 Second Quarter MD&A dated August 4, 2021, and 2021 Third Quarter MD&A dated November 3, 2021, as filed with Canadian securities regulatory authorities and available on SEDAR at sedar.com and with the U.S. Securities and Exchange Commission and available on EDGAR at sec.gov. These documents are also available on BCE’s website at bce.ca. Readers are cautioned that the risks referred to above are not the only ones that could affect forward-looking statements made in this news release. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on forward-looking statements made in this news release.

About Bell

Bell is Canada’s largest communications company, providing advanced broadband wireless, TV, Internet, media and business communication services throughout the country. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. To learn more, please visit Bell.ca or BCE.ca.

Through Bell for Better, we are investing to create a better today and a better tomorrow by supporting the social and economic prosperity of our communities with a commitment to the highest environmental, social and governance (ESG) standards. This includes the Bell Let’s Talk initiative, which promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace leadership initiatives throughout the country. To learn more, please visit Bell.ca/LetsTalk.

Media Inquiries:

Marie-Eve Francoeur

514-391-5263

marie-eve.francoeur@bell.ca

Investor Inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca